Exhibit 99.1

GOOGLE ANNOUNCES RECORD REVENUES FOR

SECOND QUARTER FISCAL 2005

MOUNTAIN VIEW, Calif. – July 21, 2005 – Google Inc. (Nasdaq: GOOG) today announced financial results for the quarter ended June 30, 2005.

“We had an excellent quarter. We continued to innovate, we continued to execute and we stayed focused on our users,” said Eric Schmidt, Google chief executive officer. “Google had another solid performance.”

Google reported record revenues of $1.384 billion for the quarter ended June 30, 2005, up 98% year over year. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs or TAC, the portion of revenues shared with partners.

•	Income from operations, on a GAAP basis, was $476 million, or 34.4% of revenues for the quarter ended June 30, 2005 compared to $171 million or 24.4% of revenues for the second quarter of 2004.

•	Income from operations included a $47 million non-cash, stock-based compensation charge compared to a $75 million non-cash, stock-based compensation charge in the prior year’s second quarter.

•	Net income on a GAAP basis for the quarter ended June 30, 2005 was computed based on the following income statement or condensed income statement line items: Revenues of $1.384 billion less TAC of $494 million, less both other costs and expenses before stock-based compensation of $367 million and stock-based compensation of $47 million, increased by other income of $20 million and then reduced by a provision for income taxes of $153 million.

•	Net income on a GAAP basis in the second quarter of 2005 was $343 million, (reflecting a 31% tax rate in contrast to last quarter’s 19% rate, which reflected tax accounting associated with stock option activity), or $1.19 per share on a diluted basis 287.2 million weighted average shares outstanding. This compared to net income for the second quarter of 2004 of $79 million or $0.30 per share on a diluted basis 266.3 million weighted average shares outstanding.

•	Some Wall Street analysts use non-GAAP measures to analyze our operating results. For instance, they may subtract TAC of $494 million from revenues of $1.384 billion to arrive at a net revenues amount. Also, certain analysts may arrive at net income before stock-based compensation by subtracting traffic acquisition costs of $494 million, other costs and expenses before stock-based compensation of $367 million, adding back other income of $20 million and subtracting our provision for income taxes of $153 million from revenues of $1.384 billion.

•	Net cash provided by operating activities for the three months ended June 30, 2005 totaled $625 million as compared to $163 million for the second quarter of 2004, an increase of 283%.

•	Adjusted EBITDA (a non-GAAP measure) which is an alternative measure of liquidity to GAAP net cash provided by operating activities (and is defined as income before interest, taxes, depreciation, amortization, the non-cash stock-based compensation charge and in-process R&D), increased by $312 million or 112% to $590 million (or 43% of revenues) in the second quarter of 2005 from $278 million in the second quarter of 2004 (or 40% of revenues).

Financial Highlights

Revenues – Revenues in the second quarter totaled a record $1.384 billion, representing a 10% increase over the first quarter of 2005 and a 98% year-over-year increase. This revenue increase reflects strong traffic and monetization growth in the quarter as well as advertisers’ growing recognition of the Internet as an effective advertising medium.

Google-Sites Revenues - Google-owned sites generated $737 million or 53% of total revenues. This represents an increase of 115% over the second quarter of 2004.

The Google Network - Revenues generated on Google’s partner sites, through AdSense programs, contributed $630 million, or 46% of total revenues, an 82% increase over the Network revenues generated in the same quarter last year.

TAC – Traffic Acquisition Costs, the portion of revenues shared with Google’s partners, increased to $494 million. This compares to total payments to partners of $277 million in the second quarter of 2004.

Income from Operations – Income from operations in the second quarter, on a GAAP basis, was $476 million or 34.4% of revenues, and included a non-cash charge of $47 million for stock-based compensation. This compares to income from operations of $171 million or 24.4% of revenues in the second quarter of 2004, when the stock-based compensation charge was $75 million. This improvement in operating margins was primarily because of decreases in TAC, Sales and Marketing expense and stock-based compensation expense as a percentage of revenues, offset by increases in R&D, other cost of revenues and G&A expense.

Income Taxes – Google recorded a provision for income taxes of $153 million in the second quarter of 2005, an effective tax rate of 31% as compared to a $90 million provision for income taxes and a 53% effective tax rate in the second quarter of 2004. We continue to expect that the effective tax rate for 2005 will be less than 30%. However if future revenues recognized by Google’s Irish subsidiary are not as proportionately significant as expected, Google’s effective tax rate will be higher than expected.

Net Income – Net income on a GAAP basis increased to $343 million or 24.8% of revenues in the second quarter of 2005 as compared to $79 million or 11.3% of revenues in the second quarter of 2004. Earnings on a per share diluted basis were $1.19 in the second quarter of 2005 as compared to $0.30 in the second quarter of 2004.

Cash Flow – Net cash provided by operating activities increased 283% to $625 million for the three months ended June 30, 2005 from $163 million for the three months ended June 30, 2004. Free cash flow is an alternative non-GAAP measure of liquidity to GAAP net cash provided by operating activities and is calculated as operating cash flows less capital expenditures. Capital expenditures were approximately $158 million in the three months ended June 30, 2005 as compared to $96 million in the three months ended June 30, 2004. Free cash flow for the three months ended June 30, 2005 totaled $467 million as compared to $67 million for the same period in 2004, an increase of approximately 600%.

Adjusted EBITDA – Adjusted EBITDA is defined as income before interest, taxes, depreciation, amortization, the non-cash stock-based compensation charge and in-process R&D. It is another alternative measure of liquidity to GAAP net cash provided by operating activities. Adjusted EBITDA increased to approximately $590 million in the second quarter of 2005 (or 43% of revenues) from $278 million (or 40% of revenues) in the second quarter of 2004.

The reconciliations of free cash flow and adjusted EBITDA to net cash provided by operating activities, the GAAP measure of liquidity, is set forth at the back of this release.

Cash – As of June 30, 2005, Google had a cash, cash equivalents and marketable securities balance of $2.9 billion.

On a worldwide basis, Google employed 4,183 full time employees as of June 30, 2005, up from 3,482 as of March 31, 2005.

Webcast and conference call information

A live audio webcast of Google’s second-quarter earnings release call will be available at http://investor.google.com/news.html. The call begins today at 1:30 p.m. (PDT)/ 4:30 (EDT). This press release, the financial tables as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available at that site. A replay of the call will be available beginning at 7:30 PM EDT through midnight Monday, August 1, by calling (888) 203-1112 in the United States or (719) 457-0820 for calls from outside the United States. The required confirmation code for the replay is 4665218.

Forward looking statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to Google’s future business prospects and our anticipated effective tax rate. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, our ability to compete with new or existing competitors, risks related to our ability to innovate and grow, risks related to our international operations, our ability to maintain and enhance our brand, and the fact that we may have exposure to greater than expected tax liabilities, as well as those risks and uncertainties included under the captions “Factors That Could Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our report on Form 10-Q for the quarter ended March 31, 2005, which is on file with the SEC and is available on our investor relations website at investor.google.com and on the SEC’s website at www.sec.gov. Additional information will also be set forth in our quarterly report on Form 10-Q for the quarter ended June 30, 2005, which will be filed with the SEC in August 2005. All information provided in this release and in the attachments is as of July 21, 2005 and Google undertakes no duty to update this information.

About non-GAAP financial measures.

To supplement Google’s consolidated financial statements presented in accordance with GAAP, Google uses the following measures defined as non-GAAP financial measures by the SEC: free cash flow and adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of Non-GAAP Liquidity Measures to the Nearest Comparable GAAP Measures” set forth at the back of this release.

Google’s management believes that free cash flows and adjusted EBITDA provide meaningful supplemental information regarding liquidity. Google believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the performance of Google’s liquidity and when planning and forecasting future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Google’s historical liquidity.

Google computes its non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Media Contacts:	Investor Contact:
Google Inc.	Investors@google.com
David Krane, 650-253-4096
david@google.com
Steve Langdon, 650-253-4950
slangdon@google.com

Google Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2005	2004	2005
Revenues	$700,212	$1,384,495	$1,351,835	$2,641,011
Costs and expenses:
Cost of revenues	326,377	597,095	641,775	1,142,303
Research and development	45,762	95,772	80,781	175,184
Sales and marketing	56,777	97,024	104,681	179,976
General and administrative	25,577	71,568	47,083	128,834
Stock-based compensation (*)	74,761	47,338	151,234	96,246

Total costs and expenses	529,254	908,797	1,025,554	1,722,543

Income from operations	170,958	475,698	326,281	918,468
Interest income (expense) and other, net	(1,498)	19,722	(1,198)	33,408

Income before income taxes	169,460	495,420	325,083	951,876
Provision for income taxes	90,397	152,606	182,047	239,869

Net income	$79,063	$342,814	$143,036	$712,007

Net income per share - basic	$0.51	$1.27	$0.93	$2.65

Net income per share - diluted	$0.30	$1.19	$0.54	$2.48

Shares used in per share calculation - basic	155,441	270,729	153,263	268,418

Shares used in per share calculation - diluted	266,263	287,238	265,223	286,926

(*) Stock-based compensation is allocated as follows:
Cost of revenues	$2,546	$1,024	$7,622	$2,597
Research and development	45,836	27,362	92,102	56,661
Sales and marketing	13,431	7,522	27,576	14,058
General and administrative	12,948	11,430	23,934	22,930

	$74,761	$47,338	$151,234	$96,246

Google Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2004	June 30, 2005
Assets
Current assets:
Cash and cash equivalents	$426,873	$753,472
Marketable securities	1,705,424	2,194,495
Accounts receivable, net of allowance	311,836	419,238
Income taxes receivable	70,509	72,766
Deferred income taxes	19,463	32,406
Prepaid revenue share, expenses and other assets	159,360	176,833

Total current assets	2,693,465	3,649,210
Property and equipment, net	378,916	576,597
Goodwill	122,818	154,670
Intangible assets, net	71,069	61,934
Deferred income taxes, non-current	11,590	—
Prepaid revenue share, expenses and other assets, non-current	35,493	55,307

Total assets	$3,313,351	$4,497,718

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$32,672	105,572
Accrued compensation and benefits	82,631	69,667
Accrued expenses and other current liabilities	64,111	71,361
Accrued revenue share	122,544	153,562
Deferred revenue	36,508	47,917
Current portion of equipment leases	1,902	291

Total current liabilities	340,368	448,370

Deferred revenue, long-term	7,443	10,030
Liabilities for stock option exercised early, long-term	5,982	3,779
Deferred income taxes, net	—	44,180
Other long-term liabilities	30,502	37,502

Stockholders’ equity:
Class A and Class B common stock	267	273
Additional paid-in capital	2,582,352	2,875,856
Deferred stock-based compensation	(249,470)	(214,054)
Accumulated other comprehensive income	5,436	(10,696)
Retained earnings	590,471	1,302,478

Total stockholders’ equity	2,929,056	3,953,857

Total liabilities and stockholders’ equity	$3,313,351	$4,497,718

Google Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2004	2005
Operating activities
Net income	$143,036	$712,007
Adjustments:
Depreciation and amortization of property and equipment	49,824	103,445
Amortization of intangibles and warrants	4,863	19,677
In-process research and development	950	—
Stock-based compensation	151,234	96,246
Tax benefits from stock-based award activity	93,244	196,163
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(36,497)	(104,587)
Income taxes, net	(50,294)	37,270
Prepaid expenses and other assets	(21,946)	(22,942)
Accounts payable	15,642	72,779
Accrued expenses and other liabilities	11,866	(829)
Accrued revenue share	4,763	31,064
Deferred revenue	3,919	13,948

Net cash provided by operating activities	370,604	1,154,241

Investing activities
Purchases of property and equipment	(182,283)	(299,854)
Purchases of marketable securities	(471,081)	(1,853,666)
Maturities and sales of marketable securities	361,908	1,361,895
Purchases of intangible and other assets	(3,000)	(10,000)
Acquisitions, net of cash acquired	(538)	(19,202)

Net cash used in investing activities	(294,994)	(820,827)

Financing activities
Proceeds from exercise of stock options, net	8,553	13,072
Proceeds from exercise of warrants	21,877	—
Payment of note receivable from officer/stockholder	4,300	—
Payments of principal on capital leases and equipment loans	(2,403)	(1,611)

Net cash provided by financing activities	32,327	11,461

Effect of exchange rate changes on cash and cash equivalents	(2,234)	(18,276)

Net increase in cash and cash equivalents	105,703	326,599
Cash and cash equivalents at beginning of year	148,995	426,873

Cash and cash equivalents at end of period	$254,698	$753,472

Reconciliations of non-GAAP liquidity measures to the nearest comparable GAAP measures

1. Reconciliation from net cash provided by operating activities to free cash flow (in thousands, unaudited):

	Three months ended June 30, 2004	Three months ended March 31, 2005	Three months ended June 30, 2005
Net cash provided by operating activities	$162,559	$529,622	$624,619
Less purchases of property and equipment	(96,246)	(142,391)	(157,463)

Free cash flow	$66,313	$387,231	$467,156

2. Reconciliation from net cash provided by operating activities to adjusted EBITDA(*) (in thousands, unaudited):

	Three months ended June 30, 2004	As a percentage of revenues	Three months ended March 31, 2005	As a percentage of revenues	Three months ended June 30, 2005	As a percentage of revenues
Net cash provided by operating activities	$162,559	23%	$529,622	42%	$624,619	45%

Changes in assets and liabilities, net of effects of acquisitions	116,471	17%	22,049	2%	(48,752)	(3)%
Provision for income taxes	90,397	13%	87,263	7%	152,606	11%
Interest (income) expense and other, net	1,498	0%	(13,686)	(1)%	(19,722)	(1)%
Tax benefits from stock-based award activity	(93,244)	(13)%	(77,377)	(6)%	(118,786)	(9)%

Adjusted EBITDA	$277,681	40%	$547,871	44%	$589,965	43%

(*)	Definition of adjusted EBITDA: Earnings before interest, taxes, depreciation, amortization, stock-based compensation and in-process research and development.